EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 13, 2026 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025, in the Form S-3 Registration Statement pertaining to the 2026 Shelf Registration.

/s/ Plante & Moran, PLLC

Grand Rapids, Michigan
May 22, 2026